Investor Contact:	Media Contact:
Paul Trussell	Virginia Rustique-Petteni
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2025 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 20, 2025 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2025 financial results for its third quarter ended February 28, 2025.

•Third quarter revenues were $11.3 billion, down 9 percent on a reported basis compared to the prior year and down 7 percent on a currency-neutral basis*
•NIKE Direct revenues were $4.7 billion, down 12 percent on a reported basis and down 10 percent on a currency-neutral basis
•Wholesale revenues were $6.2 billion, down 7 percent on a reported basis and down 4 percent on a currency-neutral basis
•Gross margin decreased 330 basis points to 41.5 percent
•Diluted earnings per share was $0.54

"The progress we made against the 'Win Now' strategic priorities we committed to 90 days ago reinforces my confidence that we are on the right path," said Elliott Hill, President and CEO, NIKE, Inc. "What's encouraging is NIKE made an impact this quarter leading with sport – through athlete storytelling, performance products and big sport moments."

"Our outlook for the second half of fiscal 2025 driven by our 'Win Now' actions remains consistent with what we communicated last quarter," said Matthew Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "The operating environment is dynamic, but what matters most for NIKE is serving athletes with new product innovation and re-igniting brand momentum through sport."

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.3 billion, down 9 percent on a reported basis compared to the prior year and down 7 percent on a currency-neutral basis.
◦NIKE Brand revenues were $10.9 billion, down 9 percent on a reported basis and down 6 percent on a currency-neutral basis, driven by declines across all geographies.
◦NIKE Direct revenues were $4.7 billion, down 12 percent on a reported basis and down 10 percent on a currency-neutral basis, primarily due to a 15 percent decrease in NIKE Brand Digital and a 2 percent decrease in NIKE-owned stores.
◦Wholesale revenues were $6.2 billion, down 7 percent on a reported basis and down 4 percent on a currency-neutral basis.
◦Revenues for Converse were $405 million, down 18 percent on a reported basis and down 16 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin decreased 330 basis points to 41.5 percent, primarily due to higher discounts, higher inventory obsolescence reserves, higher product costs and changes in channel mix, partially offset by restructuring charges in the prior year.
•Selling and administrative expense decreased 8 percent to $3.9 billion.
◦Demand creation expense was $1.1 billion, up 8 percent, primarily due to an increase in brand marketing expense.
◦Operating overhead expense decreased 13 percent to $2.8 billion, primarily due to the restructuring charges of $340 million in the prior year and lower wage-related expenses.
•The effective tax rate was 5.9 percent compared to 16.5 percent for the same period last year, primarily due to a one-time, non-cash deferred tax benefit provided by recently finalized US tax regulations related to foreign currency gains and losses.
•Net income was $0.8 billion, down 32 percent, and Diluted earnings per share was $0.54, a decrease of 30 percent.

February 28, 2025 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.5 billion, down 2 percent compared to the prior year, reflecting product mix shifts, partially offset by an increase in units.
•Cash and equivalents and short-term investments were $10.4 billion, down approximately $0.2 billion from last year, as cash generated by operations was more than offset by share repurchases, cash dividends and capital expenditures.

Shareholder Returns

NIKE continues to have a strong track record of consistently increasing returns to shareholders, including 23 consecutive years of increasing dividend payouts.

In the third quarter, the Company returned approximately $1.1 billion to shareholders, including:
•Dividends of $594 million, up 6 percent from the prior year.
•Share repurchases of $499 million, reflecting 6.5 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022.

As of February 28, 2025, a total of 119.3 million shares have been repurchased under the program for a total of approximately $11.8 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 20, 2025, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, April 10, 2025.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measures. See additional information in the accompanying Divisional Revenues table and Diluted earnings per share table.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/28/2025	2/29/2024	Change	2/28/2025	2/29/2024	Change
Revenues	$11,269	$12,429	-9%	$35,212	$38,756	-9%
Cost of sales	6,594	6,867	-4%	19,891	21,503	-7%
Gross profit	4,675	5,562	-16%	15,321	17,253	-11%
Gross margin	41.5%	44.8%		43.5%	44.5%

Demand creation expense	1,088	1,011	8%	3,436	3,194	8%
Operating overhead expense	2,799	3,215	-13%	8,504	9,294	-9%
Total selling and administrative expense	3,887	4,226	-8%	11,940	12,488	-4%
% of revenues	34.5%	34.0%		33.9%	32.2%

Interest expense (income), net	(18)	(52)	—	(85)	(108)	—
Other (income) expense, net	(38)	(16)	—	(101)	(101)	—
Income before income taxes	844	1,404	-40%	3,567	4,974	-28%
Income tax expense	50	232	-78%	559	774	-28%
Effective tax rate	5.9%	16.5%		15.7%	15.6%

NET INCOME	$794	$1,172	-32%	$3,008	$4,200	-28%

Earnings per common share:
Basic	$0.54	$0.77	-30%	$2.02	$2.76	-27%
Diluted	$0.54	$0.77	-30%	$2.02	$2.74	-26%

Weighted average common shares outstanding:
Basic	1,478.1	1,513.2		1,487.6	1,520.8
Diluted	1,480.6	1,526.5		1,491.0	1,534.0

Dividends declared per common share	$0.400	$0.370		$1.170	$1.080

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 29,	% Change
(Dollars in millions)	2025	2024
ASSETS
Current assets:
Cash and equivalents	$8,601	$8,960	-4%
Short-term investments	1,792	1,613	11%
Accounts receivable, net	4,491	4,526	-1%
Inventories	7,539	7,726	-2%
Prepaid expenses and other current assets	2,186	1,928	13%
Total current assets	24,609	24,753	-1%
Property, plant and equipment, net	4,717	5,082	-7%
Operating lease right-of-use assets, net	2,614	2,856	-8%
Identifiable intangible assets, net	259	259	0%
Goodwill	239	240	0%
Deferred income taxes and other assets	5,355	4,166	29%
TOTAL ASSETS	$37,793	$37,356	1%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$—	100%
Notes payable	4	6	-33%
Accounts payable	3,106	2,340	33%
Current portion of operating lease liabilities	474	474	0%
Accrued liabilities	5,905	5,818	1%
Income taxes payable	734	391	88%
Total current liabilities	11,223	9,029	24%
Long-term debt	7,956	8,930	-11%
Operating lease liabilities	2,477	2,691	-8%
Deferred income taxes and other liabilities	2,130	2,480	-14%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,007	14,226	-2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,793	$37,356	1%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2025	2/29/2024	Change		2/28/2025	2/29/2024	Change
North America
Footwear	$3,132	$3,460	-9%	-9%	$9,580	$10,950	-13%	-12%
Apparel	1,510	1,408	7%	8%	4,534	4,555	0%	0%
Equipment	222	202	10%	10%	755	613	23%	23%
Total	4,864	5,070	-4%	-4%	14,869	16,118	-8%	-8%
Europe, Middle East & Africa
Footwear	1,742	1,960	-11%	-7%	5,676	6,406	-11%	-11%
Apparel	913	994	-8%	-4%	3,042	3,331	-9%	-8%
Equipment	156	184	-15%	-12%	539	578	-7%	-6%
Total	2,811	3,138	-10%	-6%	9,257	10,315	-10%	-10%
Greater China
Footwear	1,282	1,547	-17%	-15%	3,731	4,195	-11%	-11%
Apparel	412	498	-17%	-15%	1,244	1,368	-9%	-9%
Equipment	39	39	0%	-1%	135	119	13%	13%
Total	1,733	2,084	-17%	-15%	5,110	5,682	-10%	-10%
Asia Pacific & Latin America
Footwear	1,052	1,195	-12%	-5%	3,338	3,639	-8%	-4%
Apparel	358	390	-8%	-1%	1,143	1,198	-5%	-1%
Equipment	60	62	-3%	5%	195	187	4%	8%
Total	1,470	1,647	-11%	-4%	4,676	5,024	-7%	-3%
Global Brand Divisions[2]	12	9	33%	21%	39	34	15%	13%
TOTAL NIKE BRAND	10,890	11,948	-9%	-6%	33,951	37,173	-9%	-8%
Converse	405	495	-18%	-16%	1,335	1,602	-17%	-16%
Corporate[3]	(26)	(14)	—	—	(74)	(19)	—	—
TOTAL NIKE, INC. REVENUES	$11,269	$12,429	-9%	-7%	$35,212	$38,756	-9%	-8%

TOTAL NIKE BRAND
Footwear	$7,208	$8,162	-12%	-9%	$22,325	$25,190	-11%	-10%
Apparel	3,193	3,290	-3%	-1%	9,963	10,452	-5%	-4%
Equipment	477	487	-2%	0%	1,624	1,497	8%	9%
Global Brand Divisions[2]	12	9	33%	21%	39	34	15%	13%
TOTAL NIKE BRAND REVENUES	$10,890	$11,948	-9%	-6%	$33,951	$37,173	-9%	-8%
[1]The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2025	2/29/2024	Change	2/28/2025	2/29/2024	Change
North America	$1,103	$1,400	-21%	$3,690	$4,360	-15%
Europe, Middle East & Africa	480	734	-35%	2,103	2,591	-19%
Greater China	421	722	-42%	1,298	1,761	-26%
Asia Pacific & Latin America	346	471	-27%	1,208	1,406	-14%
Global Brand Divisions[2]	(1,093)	(1,199)	9%	(3,453)	(3,572)	3%
TOTAL NIKE BRAND[1]	1,257	2,128	-41%	4,846	6,546	-26%
Converse	39	98	-60%	213	380	-44%
Corporate[3]	(470)	(874)	46%	(1,577)	(2,060)	23%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	826	1,352	-39%	3,482	4,866	-28%
EBIT margin[1]	7.3%	10.9%		9.9%	12.6%
Interest expense (income), net	(18)	(52)	—	(85)	(108)	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$844	$1,404	-40%	$3,567	$4,974	-28%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and nine months ended February 29, 2024, Corporate includes the restructuring charges, recognized as a result of the Company's steps to streamline the organization. These charges primarily reflect employee severance costs.

NIKE, Inc.
DILUTED EARNINGS PER SHARE
(Unaudited)

	THREE MONTHS ENDED	NINE MONTHS ENDED
	2/29/2024	2/29/2024
DILUTED EARNINGS PER SHARE (GAAP):	$0.77	$2.74
Add: Restructuring charges	0.26	0.26
Tax effect of the restructuring charges[1]	(0.05)	(0.05)
DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGES (NON-GAAP)[2]:	$0.98	$2.95
[1] Tax effect was determined by applying the tax rate applicable to the specific item.
[2] Diluted earnings per share excluding the restructuring charges is a non-GAAP financial measure. The most comparable GAAP measure is Diluted earnings per share. The Company uses Diluted earnings per share excluding the restructuring charges to facilitate the evaluation of the Company’s performance. The Company believes that providing Diluted earnings per share excluding the impacts of the restructuring charges is useful to investors for comparability between periods and allows investors to evaluate the impacts of the restructuring charges separately. For the three and nine months ended February 28, 2025, there were no material restructuring charges.